SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	SCHEDULE 13D

	Under the Securities Exchange Act of 1934
	(Amendment No. ___________)*

	Dionex Corporation
               (Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	254546104
	(CUSIP Number)

	A. Blaine Bowman
              Dionex Corporation
              1228 Titan Way
              Sunnyvale, CA 94088
              (408) 737-0700
	(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

	December 31, 1997
	(Date of Event which Requires Filing of this Statement)


	If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
following box   __.

	NOTE:  Six copies of this statement, including all exhibits, should be filed with the Commission.  See Rule 13d-1(a) for other parties to whom copies are to be sent.

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

	(Continued on following page(s))

	Page 1 of 3 pages

CUSIP No. 254546104	13D	                                   Page 2 of 3 Pages

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  (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of
Above Persons

	A. Blaine Bowman
------------------------------------------------------------------------------
  (2) Check the Appropriate Box if a Member of a Group
	(a) __
	(b) __

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  (3) SEC Use Only

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  (4) Source of Funds

	PF
------------------------------------------------------------------------------
  (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e) __

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  (6) Citizenship or Place or Organization

	United States
------------------------------------------------------------------------------
 Number of Shares Beneficially     (7) Sole Voting Power:    757,976 (6.3%)
 Owned	By Each Reporting              (See Item 5)
 Person With                       (8) Shared Voting Power:          -0-
									                          (9) Sole Dispositive Power:   757,976 (6.3%)
                                      (See Item 5)
                                  (10) Shared Dispositive Power:  -0-
------------------------------------------------------------------------------
  (11) Aggregate Amount Beneficially Owned by Each Reporting Person

           757,976 (See Item 5)
------------------------------------------------------------------------------
  (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares	__
------------------------------------------------------------------------------
  (13) Percent of Class Represented by Amount in Row (11)
            6.3%
 -----------------------------------------------------------------------------
 (14) Type of Reporting person

	IN
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ITEM 1. SECURITY AND ISSUER

Common Stock
Dionex Corporation
1228 Titan Way
Sunnyvale, CA 94088

CUSIP No. 254546104	13D	                                    Page 3 of 3 Pages

ITEM 2. IDENTITY AND BACKGROUND

A. Blaine Bowman
Chief Executive Officer
Dionex Corporation
1228 Titan Way
Sunnyvale, CA 94088

Mr. Bowman has not been convicted in any criminal proceeding or been subject to any judgment, decree or final order of the type enumerated in Item 2.c or 2.d of Schedule 13D. Mr. Bowman is a United States citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Personal funds.

ITEM 4. PURPOSE OF TRANSACTION

Investment purposes.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

757,976 (6.3%) (includes 407,200 shares subject to options exercisable within 60 days after December 31, 1997 and 26,132 shares held of record by a trust
for the benefit of Mr. Bowman's minor daughter.   Mr. Bowman disclaims
beneficial ownership of the 26,132 shares held by the trust.)

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Not applicable.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Not applicable.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Date: February 13, 1998

                                          Signature: /s/A. Blaine Bowman

                                          Name/Title: A. Blaine Bowman